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Exhibit 99.1

NEWS RELEASE

FOR RELEASE: Friday, January 11, 2002; 8:00 A.M. EASTERN

Schuler Homes, Inc. announces third quarter fiscal year 2002 new home closings, new orders and backlog

HONOLULU, HI & EL SEGUNDO, CA—January 11, 2002—Schuler Homes, Inc. (NASDAQ: SHLR) announced today that 1,495 new homes were closed, generating revenues from homebuilding operations of $426.6 million in the fiscal quarter ended December 31, 2001, compared to 1,188 homes closed and homebuilding revenues of $346.9 million in the same quarter of the prior year, increases of 25.8% and 23.0% respectively. For the fiscal year to date, the Company has closed 3,967 new homes compared to 3,303 in the prior year period, an increase of 20.1%.

During the quarter, 1,185 new orders valued at $374.6 million were received compared to 1,152 orders valued at $323.8 million during the same period in 2000, increases of 2.9% and 15.7% respectively. Fiscal year to date new orders increased 5.3% to 3,934 for the nine-month period ended December 31, 2001 as compared to 3,737 over the same period in 2000. At December 31, 2001, the Company had a backlog of 1,692 homes valued at $524.0 million compared to a backlog of 1,954 homes valued at $580.9 million at December 31, 2000.

Comparative results by market, for the quarter and fiscal year to date, are as follows:

	Home Closings for the quarter ended		Home Closings for the nine months ended
	Dec 2001	Dec 2000	Dec 2001	Dec 2000
Southern California	419	344	1,121	786
Northern California	379	346	972	687

Total California	798	690	2,093	1,473
Colorado	461	268	1,150	1,097
Hawaii	90	95	271	265
Washington	76	89	245	281
Oregon	39	46	149	187
Arizona	31	—	59	—

Total	1,495	1,188	3,967	3,303

	New Orders for the quarter ended		New Orders for the nine months ended
	Dec 2001	Dec 2000	Dec 2001	Dec 2000
Southern California	445	283	1,361	1,034
Northern California	301	340	913	1,016

Total California	746	623	2,274	2,050
Colorado	256	332	981	989
Hawaii	76	97	281	289
Washington	56	55	215	214
Oregon	28	42	96	192
Arizona	23	3	87	3

Total	1,185	1,152	3,934	3,737

	Backlog at December 31,
	2001	2000
Southern California	658	562
Northern California	325	620

Total California	983	1,182
Colorado	416	538
Hawaii	155	111
Washington	65	70
Oregon	14	50
Arizona	59	3

Total	1,692	1,954

Please note that the operating data presented above reflect the inclusion of activities related to Company's joint ventures and that prior year results are presented on a pro forma basis to include all of the operations of Western Pacific Housing, which merged with Schuler Homes on April 3, 2001.

On October 23, 2001, Schuler Homes, Inc. announced the signing of a merger agreement with D.R. Horton, Inc. (NYSE: DHI). The cash and stock transaction creates a combined company that will rank among the top two homebuilders nationally with 26,625 homes closed and $6.0 billion in revenues for the 12 months ended September 30, 2001 on a pro forma combined basis. The combined company will have operations in Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The combined operations in California will result in the merged company being ranked as the largest in Southern California and second largest in the state. The merger is expected to be completed in the first calendar quarter of 2002, subject to the approval of the stockholders of each of Schuler Homes and D.R. Horton.

D.R. Horton and Schuler Homes have filed with the SEC a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction. Investors are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. You may obtain the joint proxy statement/prospectus and other relevant documents, including annual reports on Form 10-K and quarterly reports on Form 10-Q, free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by D.R. Horton free of charge by requesting them in writing from Investor Relations, D.R. Horton, Inc., 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006, or by telephone at (817) 856-8200. You may obtain documents filed with the SEC by Schuler Homes free of charge by requesting them in writing from Investor Relations, Schuler Homes, Inc., 400 Continental Boulevard, Suite 100, El Segundo, California 90245, or by telephone at (310) 648-7200.

D.R. Horton and Schuler Homes, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of D.R. Horton and Schuler Homes in connection with the merger. Information about the interests of directors and executive officers of D.R. Horton is set forth in the proxy statement for D.R. Horton's 2001 Annual Meeting of Stockholders and in the joint proxy statement/prospectus. Information about the interests of directors and executive officers of Schuler Homes is set forth in the proxy statement for Schuler Homes' 2001 Annual Meeting of Stockholders and in the joint proxy statement/prospectus.

The release of the financial results for the quarter ended December 31, 2001 is scheduled for Thursday, January 24, 2002 at 8:00 AM EST.

Schuler Homes, Inc. designs, builds and markets single-family residences, townhomes, and condominiums primarily to entry-level and first-time and, to a lesser extent, second-time move-up buyers in strong western suburban markets. The Company is among the top fifteen builders in the country and is among the top five builders in California, Colorado, Hawaii, Washington, and Oregon with a growing presence in Arizona.

This news release may contain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the Company has developments, interest rates, consumer confidence, population growth in the Company's markets, competition, and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended March 31, 2001, and other materials filed with the Securities and Exchange Commission for further discussion of these and other risks and uncertainties applicable to the Company's business. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

CONTACT:  Thomas Connelly, Senior Vice President & CFO  310-648-7200

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Schuler Homes, Inc. announces third quarter fiscal year 2002 new home closings, new orders and backlog